NEWS RELEASE
Exhibit 99.1
CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Second Quarter 2011 Earnings

•	Net income increased $128,000; up 12.6% from the second quarter 2010

•	Wealth Management income up $71,000, or 20.0%, from second quarter 2010

•	Deposits grew $25.8 million, or 5.2%, from the second quarter 2010

WARRENTON, VA., July 28, 2011 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) holding company for The Fauquier Bank, reported net income of $1.14 million for the second quarter of 2011 compared with $1.01 million for the second quarter of 2010, an increase of 12.6%. Basic and diluted income per share for the second quarter of 2011 was $0.31 compared with income per share of $0.28 in the second quarter 2010.

Net income for the first six months of 2011 was $2.1 million compared with $1.8 million for the same period of 2010, an increase of 13.5%.  Basic and diluted income per share for the first six months of 2011 was $0.56 compared with income per share of $0.50 for the first six months of 2010.

“We are pleased with the double-digit increases in net income for the second quarter and for the first six months of this year, even as we keep a watchful eye on the deficit deliberations, general economic conditions and the reactions of markets in the U.S. and around the world,” said Randy K. Ferrell, President and Chief Executive Officer.  Mr. Ferrell continued, “Our non-interest income generation from our Wealth Management division, and operating expense reductions contributed to our improvement from last year.  Our Trust and Brokerage income grew nicely over the first half of last year by over 26.0%.”

Net interest margin was 4.06% in the second quarter of 2011 compared with 4.16% for the same quarter in 2010.  Net interest margin was 4.09% in the first half of 2011 compared with 4.24% for the same period in 2010.  Return on average assets (ROAA) was 0.77% and return on average equity (ROAE) was 9.99% for the second quarter of 2011, an increase from 0.69% and 9.28%, respectively, for the second quarter of 2010. For the six-month period ended June 30, 2011, Fauquier Bankshares' return on average assets was 0.70% and return on average equity was 9.19%, compared with 0.64% and 8.22%, respectively, for the six month period ended June 30, 2010.

Loans, net of allowance for loan losses, decreased $14.9 million, or 3.2%, from $462.7 at June 30, 2010, to $447.8 million at June 30, 2011. Total deposits were $518.6 million at June 30, 2011 compared with $492.8 at June 30, 2010, an increase of 5.2%.  At June 30, 2011 transaction accounts (Demand and NOW) totaled $218.1 million compared with $175.5 million at June 30, 2010, an increase of $42.5 million, or 24.2%.

Net loan charges-offs were $366,000 in the second quarter 2011, or 0.08% of average loans, compared with $447,000 in the second quarter of 2010 or 0.10% of average loans during the comparable quarter.  Year to date, net charge-offs decreased $373,000 for the first six months of 2011 to $462,000, or 0.10% of average loans, compared with $835,000 for the same period in 2010, or 0.18% of average loans. These numbers represent a decrease in net loan charge-offs for the current quarter of 18.1% from the second quarter 2010.  For the comparable six-month period, there was a 44.7% decrease in net loan charge-offs.

The allowance for loan losses was $6.6 million, or 1.46% of total loans, at June 30, 2011 compared with $5.4 million, or 1.15% of total loans at June 30, 2010.  The allowance for loan losses in the second quarter of 2011 represents 2.2 times non-performing loans.

The Bank’s non-performing assets totaled $6.8 million, or 1.13% of period end total assets, at June 30, 2011, compared with $6.5 million, or 1.12% of period end total assets, at June 30, 2010.  Included in non-performing assets at June 30, 2011 were $3.0 million of non-performing loans, $3.5 million of other real estate owned and $324,000 of non-performing corporate bond investments.

Non-interest income decreased $19,000, or 1.4%, from $1.35 million in the second quarter of 2010, to $1.33 million in the first quarter 2011.  At June 30, 2011, Fauquier Bankshares’ Wealth Management Services division income was $427,000 compared with $356,000 at June 30, 2010, an increase of 20.0%.  This solid performance was offset by a recorded $251,000 loss on real estate owned (“OREO”) in the second quarter of 2011 compared with no loss or gain recorded in the second quarter of 2010.  Noninterest expense for the second quarter 2011 was $5.0 million, a decrease of $149,000 or 2.9% compared with $5.2 million for the second quarter 2010.  Salaries and benefits were $2.7 million for the second quarter 2011, a decrease of $151,500 compared with the second quarter 2010.

Shareholders’ equity increased to $46.2 million, or 5.2%, at June 30, 2011 compared with $43.9 million at June 30, 2010.  The book value of FBSS’s stock was $12.58 per common share as of June 30, 2011.  Fauquier Bankshares' stock price closed at $12.14 per share on July 26, 2011.  The Company’s regulatory capital ratios continue to be deemed "Well Capitalized," the highest category assigned by the Federal Reserve Bank of Richmond.   At June 30, 2011, the Company's leverage ratio, an important indicator of financial health, was 8.66%, compared with 8.42% one year earlier. The Company's tier 1 and total risk-based ratios were 11.82% and 13.07%, respectively, at June 30, 2011, compared with 11.26% and 12.49% at June 30, 2010. The minimum capital ratios to be considered "Well Capitalized" by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William counties in Virginia. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance.  The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010

EARNINGS STATEMENT DATA:
Interest income	$ 6,788	$ 6,839	$ 7,030	$ 7,128	$ 7,105
Interest expense	1,265	1,301	1,445	1,562	1,550
Net interest income	5,523	5,538	5,585	5,566	5,555
Provision for loan losses	308	463	625	700	375

Net interest income after provision for loan losses	5,215	5,075	4,960	4,866	5,180
Noninterest income	1,325	1,437	1,495	1,480	1,349
Securities gains (losses)	3	(189)	(437)	(37)	(2)
Noninterest expense	5,012	5,131	4,993	4,989	5,161
Income before income taxes	1,531	1,192	1,025	1,320	1,366
Income taxes	393	271	155	338	355
Net income	$ 1,138	$ 921	$ 870	$ 982	$ 1,011
PER SHARE DATA:
Net income per share, basic	$ 0.31	$ 0.25	$ 0.24	$ 0.27	$ 0.28
Net income per share, diluted	$ 0.31	$ 0.25	$ 0.24	$ 0.27	$ 0.28
Cash dividends	$ 0.12	$ 0.12	$ 0.12	$ 0.20	$ 0.20
Average basic shares outstanding	3,669,758	3,655,354	3,636,758	3,636,638	3,631,411
Average diluted shares outstanding	3,686,259	3,669,529	3,652,631	3,653,598	3,648,354
Book value at period end	$ 12.58	$ 12.27	$ 12.13	$ 12.13	$ 12.07
BALANCE SHEET DATA:
Total assets	$ 599,173	$ 593,550	$ 598,040	$ 624,353	$ 586,357
Loans, net	447,808	455,097	460,442	459,785	462,730
Investment securities	52,605	52,221	49,926	50,501	45,346
Deposits	518,619	514,513	520,056	545,323	492,826
Transaction accounts (Demand and NOW accounts)	218,053	206,517	211,468	233,790	175,539
Shareholders' equity	46,156	45,032	44,106	44,109	43,874
PERFORMANCE RATIOS:
Net interest margin(1)	4.06%	4.12%	3.96%	4.14%	4.16%
Return on average assets	0.77%	0.63%	0.57%	0.66%	0.69%
Return on average equity	9.99%	8.37%	7.78%	8.77%	9.28%
Efficiency ratio(2)	71.46%	73.73%	73.34%	69.53%	73.03%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010
ASSET QUALITY RATIOS:
Nonperforming loans	$ 2,957	$ 1,710	$ 2,109	$ 2,070	$ 2,479
Troubled debt restructuring	-	-	-	-	-
Other real estate owned	3,469	3,233	2,821	2,821	2,412
Foreclosed property	-	5	21	21	11
Nonperforming corporate bonds, at fair value	324	324	552	1,333	1,636
Total nonperforming assets	$ 6,750	$ 5,272	$ 5,503	$ 6,245	$ 6,538

Nonperforming loans to total loans, period end	0.65%	0.37%	0.45%	0.44%	0.53%
Nonperforming loans, other real estate owned and other repossessed assets as percentage of total loans, other real estate owned and other repossessed assets, period end	1.40%	1.06%	1.05%	1.06%	1.05%
Nonperforming assets to period end total assets	1.13%	0.89%	0.92%	1.00%	1.12%

Allowance for loan losses	$ 6,616	$ 6,673	$ 6,307	$ 5,731	$ 5,397
Allowance for loan losses to period end loans	1.46%	1.45%	1.35%	1.23%	1.15%
Allowance for loan losses as percentage of nonperforming loans, period end	223.73%	390.15%	299.10%	276.84%	217.71%
Allowance for loan losses as percentage of nonperforming loans, other real estate owned and other repossessed assets, period end	102.96%	134.86%	127.41%	116.67%	110.10%
Net loan charge-offs for the quarter	$ 366	$ 96	$ 48	$ 367	$ 447
Net loan charge-offs to average loans	0.08%	0.02%	0.01%	0.08%	0.10%

CAPITAL RATIOS:
Tier 1 leverage ratio	8.66%	8.53%	8.55%	8.51%	8.42%
Tier 1 risk-based capital ratio	11.82%	11.61%	11.30%	11.25%	11.26%
Total risk-based capital ratio	13.07%	12.87%	12.55%	12.50%	12.49%
Tangible equity to total assets	7.70%	7.59%	7.38%	7.06%	7.48%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)	For the Six Month Period Ended,
	June 30, 2011	June 30, 2010
EARNINGS STATEMENT DATA:
Interest income	$ 13,627	$ 14,173
Interest expense	2,566	3,118
Net interest income	11,061	11,055
Provision for loan losses	771	750
Net interest income after
provision for loan losses	10,290	10,305
Noninterest income	2,761	2,592
Securities gains (losses)	(185)	(388)
Noninterest expense	10,143	10,095
Income before income taxes	2,723	2,414
Income taxes	664	600
Net income	$ 2,059	$ 1,814

PER SHARE DATA:
Net income per share, basic	$ 0.56	$ 0.50
Net income per share, diluted	$ 0.56	$ 0.50
Cash dividends	$ 0.24	$ 0.40
Average basic shares outstanding	3,662,596	3,617,173
Average diluted shares outstanding	3,677,934	3,634,722

PERFORMANCE RATIOS:
Net interest margin(1)	4.09%	4.24%
Return on average assets	0.70%	0.64%
Return on average equity	9.19%	8.22%
Efficiency ratio(2)	72.59%	74.28%

Net loan charge-offs	$ 462	$ 835
Net loan charge-offs to average loans	0.10%	0.18%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.